Exhibit 99.1
Upstart Appoints Peter Bernard to Its Board of Directors

SAN MATEO, Calif.--Feb. 19, 2025--Upstart (NASDAQ: UPST), the leading AI lending marketplace, today announced that Peter Bernard has been appointed to the company’s Board of Directors.

“We’re thrilled to welcome Peter to the Upstart Board,” said Dave Girouard, co-founder and CEO of Upstart. “Peter’s deep expertise in banking and risk management, and rich knowledge of public and private markets, will be particularly valuable as we continue to innovate and expand on the funding side of our business.”

“Like Upstart, I believe AI is making lending more affordable, inclusive, and transparent,” said Bernard. “It’s an exciting time in Upstart’s evolution and I look forward to helping Dave, Paul, and the team build an enduring company.”

Peter currently serves as the Board Chair of Barclays Bank, U.S. He is former chief operating officer at Root Capital, a nonprofit social investment fund. From 2006 through 2013, he was a managing director and chief risk officer of D. E. Shaw & Co., L.P. in New York. Prior to 2006, he held a variety of roles in finance and financial software, including chief financial officer at RiskMetrics, a risk management software company spun out of J.P. Morgan that was later acquired by MSCI, and president and co-founder of New Bond Trading, a Boston-based investment management firm. Early in his career, Peter spent 15 years in New York and London at J.P. Morgan Chase & Co., which he joined after graduating from Bowdoin.

For more about Upstart’s Board of Directors, visit the Leadership page on our website.

About Upstart
Upstart (NASDAQ: UPST) is the leading AI lending marketplace, connecting millions of consumers to more than 100 banks and credit unions that leverage Upstart’s AI models and cloud applications to deliver superior credit products. With Upstart AI, lenders can approve more borrowers at lower rates across races, ages, and genders, while delivering the exceptional digital-first experience customers demand. More than 80% of borrowers are approved instantly, with zero documentation to upload. Founded in 2012, Upstart’s platform includes personal loans, automotive retail and refinance loans, home equity lines of credit, and small-dollar “relief” loans. Upstart is based in San Mateo, California, and also has offices in Columbus, Ohio and Austin, Texas.

Contact
Tom Brennan
press@upstart.com